EXHIBIT 10.28

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER SUCH ACT AND APPLICABLE LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS AND AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

$ 414,580.65	Riverside, California
October 10 , 2022

1. Principal and Interest. SOLARMAX TECHNOLOGY, INC., a California corporation (the “Borrower”), for value received, hereby promises to pay to the order of SMX PROPERTY, LLC, a California limited liability company (the “Holder”), in lawful money of the United States, at the address of the Holder set forth below, the principal amount of FOUR HUNDRED FOURTEEN THOUSAND FIVE HUNDRED EIGHTY SIX DOLLARS AND 65/100 ($414,580.65), together with simple interest at the rate that is the lesser of (i) eight percent (8%) per annum, and/or (ii) the maximum amount of interest permitted to be charged under applicable law, payable as provided under Section 2 of this Note, below (the “Loan”). The payment terms of this Note are summarized as follows (for purposes of illustration only):

Interest Rate:	8% fixed rate (or lesser rate, if applicable)

Term:	24 months from the date of this Note, subject to monthly payments and lump-sum final payment

Principal:	$414,580.65

Total Interest:	$66,332.90 (or lesser amount, if applicable)

Quarterly Interest Payments:	$8,291.61 (or prorated, payable at the end of each quarter)

Principal payment at maturity

Final Payment:	$414,580.65 plus accrued interest

Total Principal and Interest:	$480,913.55

The rights, duties and obligations of Borrower and Holder under this Note further subject to the following terms:

1.1 Purpose of Loan. This Loan is made for the purpose of financing Borrower’s past due rent payments for the period between June 1, 2022 to October 12, 2022 under that certain lease agreement between Borrower and Holder.

1.2 Maturity Date. The “Maturity Date” shall be the date which is the (24) month anniversary of the date of this Note.

2. Terms of Payment.

2.1 Mandatory Payment. Principal and interest due under this Note shall be paid by Borrower to Holder as follows:

2.1.1 On or before the first end of the quarter of the Effective Date, and thereafter on or before each subsequent quarterly anniversary until the Maturity Date, Borrower shall make quarterly payments of interest to Holder of $8,291.61; and

2.1.2 Upon the Maturity Date, Borrower shall make a final lump-sum payment of the entire principal and all accrued interest.

2.1.3 The foregoing schedule shall be subject, in any event, to acceleration upon the occurrence of an Event of Default under the provisions of Section 4 hereof.

2.1.4 Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Borrower for cancellation.

2.2 Optional Prepayment. Borrower may prepay all or any part of the principal balance due under this Note without premium or penalty; provided, however, that any payment shall be applied first to the satisfaction of any costs of collection, foreclosure fee and attorney’s fees owing hereunder, then to any accrued and unpaid interest through the date of payment and then against the principal balance hereof.

2.3 Manner of Payment. All payments made hereunder shall be paid to Holder at 3230 Fallow Field Drive, Diamond Bar, California, 91765, or such other place as may be designated in writing by Holder, in immediately available United States funds without any deduction whatsoever including, but not limited to, any deduction for any setoff or counterclaim.

3. Representations and Warranties of the Holder. Holder represents and warrants to the Borrower as follows:

3.1 Investment Experience. Holder is either an accredited investor within the meaning of Regulation D prescribed by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) or, by virtue of the Holder’s experience in evaluating and investing in private placement transactions of securities in companies similar to the Borrower, the Holder is capable of evaluating the merits and risks of the Holder’s investment in the Borrower and has the capacity to protect the Holder’s own interests.

3.2 Investment Intent. Holder is acquiring this Note for investment for the Holder’s own account and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that this Note has not been registered under the Act by reason of a specific exemption from the registration provisions of the Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

3.3 Knowledge of Borrower. Holder is familiar, or has had the opportunity to acquire knowledge, of the nature of the Borrower’s business, its financial prospects and the merits and risks of an investment in the Borrower, and has the capacity to protect its own interests.

4. Events of Default. Each of the following shall constitute an “Event of Default,” whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

4.1 Payment Default. The Borrower defaults in the payment of: (a) the principal of or interest on this Note when the same becomes due and payable in accordance with the terms of this Note; or (b) any other payment required hereunder no later than five (5) days following written demand therefor from the Holder to Borrower; or

4.2 Voluntary Petition. The Borrower shall (i) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (iii) apply for the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets, domestic or foreign, (iv) admit in writing its inability to pay its debts as they become due, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

4.3 Involuntary Proceeding. A case or other proceeding shall be commenced against the Borrower in any court of competent jurisdiction seeking (i) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower, or of all or any substantial part of the assets, domestic or foreign, of the Borrower, and such case or proceeding described in clauses (i) or (ii) above shall continue undismissed or unstayed for a period of sixty (60) calendar days, or an order granting the relief requested in such case or proceeding against the Borrower (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

4.4 Entry of Judgment, etc. One or more judgments, decrees or orders for the payment of money in excess of $250,000 in the aggregate in respect of uninsured or unbonded claims shall be rendered against the Borrower, and such judgment, decree or order shall continue unsatisfied and in effect for a period of thirty consecutive days without being vacated, discharged, satisfied, or stayed or bonded, pending appeal; or

4.5 Fail to perform any covenant in this Note. The Borrower shall fail to perform or observe any of the covenants set forth in Section 4 of this Note and such failure shall not be cured within ten (10) days after the occurrence thereof.

Upon the occurrence of an Event of Default described in subsections 4.2 or 4.3 of this Section 4, the entire amount of principal and interest then remaining unpaid hereon shall immediately become due and payable without any notice thereof to the Borrower. Upon the occurrence of an Event of Default described in subsections 4.1, 4.4, or 4.55 of this Section 4, the Holder, in its sole discretion, upon written notice to the Borrower, may declare the entire amount of principal and interest then remaining unpaid hereon due and payable.

All powers and remedies given by this Section 4 to the Holder shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Holder by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of the Holder to exercise any right or power accruing upon any default occurring and continuing as aforesaid shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein and every power and remedy given by this Section 4 or by law to Holder may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

5. Borrower Covenants. So long as any amount remain due under this Note, the Borrower shall not:

5.1 lend money or make advances to any senior executive officer of the Borrower, except for advances which collectively do not exceed $100,000 in the aggregate at any time; or

5.2 sell all or substantially all of the assets, whether by sale or merger or otherwise unless it is a condition to any such transaction that at the closing thereof, all amounts due under this Note shall be paid in full; or

5.3 except for entering into the Master Lease and any other transactions incidental and/or relating thereto, enter into any transaction (including, without limitation, any loan, investment or purchase or sale of any assets, goods or services), directly or indirectly, with any affiliate, except on terms no less favorable to the Borrower than those of an arms-length transaction.

6. Borrower Waivers. To the extent permitted under law, the Borrower waives presentment, demand, notice, protest, and all other demands or notices (except for notices specifically provided herein) in connection with the delivery, performance, default or enforcement of this Note. Upon the occurrence of an Event of Default which is continuing, Borrower shall, in addition to the other sums due hereunder, pay all costs and reasonable attorneys’ fees incurred by the Holder in any action to collect this Note.

7. Attorneys Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after the occurrence of an Event of Default, Borrower agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

8. Governing Law. This Note shall be governed by and construed according to the laws of the State of California.

9. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

IN WITNESS WHEREOF, the Borrower has caused this Note to be issued as of the date first written above.

Borrower: SOLARMAX TECHNOLOGY, INC.

/s/ Stephen P. Brown
Stephen Brown Chief Financial Officer
October 12, 2022
Date